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SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
EXHIBIT 21
SUBSIDIARIES OF THE COMPANY


Sun Life Insurance and Annuity Company of New York
Clarendon Insurance Agency, Inc.
Massachusetts Casualty Insurance Company*
Sun Life of Canada (U.S.) Distributors, Inc.
Sun Benefit Services Company
New London Trust, F.S.B.
Sun Capital Advisers, Inc.
Sun Life Finance Corporation
Sun Life of Canada (U.S.) SPE 97-1
Sun Life Financial Services Limited
Sun Life Information Services Ireland, Ltd.

* Sold to Centre Solutions (U.S.) Limited on February 5, 1999.